Exhibit 5.2

Faegre Baker Daniels LLP

600 East 96th Street ▼ Suite 600

Indianapolis ▼ Indiana 46240-3789

Phone +1 317 569 9600

Fax +1 317 569 4800

May 23, 2017

Anthem, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Anthem, Inc., an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Post-Effective Amendment No. 1 (the “Amendment”) to the Company’s Registration Statement on Form S-8 filed with the Commission on June 8, 2009 (Registration No. 333-159830) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement registered 33,000,000 shares of the Company’s common stock, par value $0.01 per share, reserved for issuance pursuant to the Anthem Incentive Compensation Plan (formerly the WellPoint 2006 Incentive Compensation Plan) (the “2006 Incentive Plan”).

The Amendment reflects that, pursuant to the terms of the 2017 Anthem Incentive Compensation Plan (the “2017 Plan”), the number of shares of the Company’s common stock for which awards may be granted under the 2017 Plan includes (1) up to 14,000,000 shares of the Company’s common stock that were previously approved by the Company’s shareholders for issuance under the 2006 Incentive Plan but have not been awarded under the 2006 Incentive Plan, plus (2) up to 7,500,000 shares of the Company’s common stock which are subject to outstanding equity awards under the 2006 Incentive Plan, to the extent such shares of the Company’s common stock underlying such outstanding awards are not issued due to expiration, forfeiture, cancellation, settlement in cash in lieu of shares of the Company’s common stock or otherwise (collectively, such 21,500,000 shares of the Company’s common stock are referred to herein as the “Carryover Shares”).

For purposes of this opinion letter, we have examined the 2017 Plan, the Amendment, the Registration Statement, the Amended and Restated Articles of Incorporation, as currently in effect, and the Bylaws, as currently in effect, of the Company, and the resolutions of the Company’s Board of Directors authorizing the issuance of the Carryover Shares. We have also examined a certificate of the Corporate Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such other instruments, certificates of public officials and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company (including the Certificate) and of others, without any independent verification thereof.

In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Carryover Shares have been duly authorized and, when (a) the Amendment shall have become effective, (b) the Carryover Shares have been issued in accordance with the 2017 Plan and any applicable award agreement, and (c) where applicable, the consideration for the Carryover Shares has been received by the Company in accordance with the terms of the 2017 Plan and any applicable award agreement, the Carryover Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein with respect to the laws of any jurisdiction other than, subject to the limitations and assumptions contained herein, the laws of the State of Indiana.

The opinions expressed are rendered as of the date first written above and are expressly limited to the matters set forth herein, and we render no opinion, whether by implication or otherwise, as to any other matters.

We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours very truly,
FAEGRE BAKER DANIELS LLP

By:	/s/ Janelle Blankenship
Janelle Blankenship, Partner